AVON PRODUCTS, INC.
2005 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

     1. Grant of Restricted Stock Unit Award. Pursuant to the provisions of its 2005 Stock Incentive Plan (the “Plan”), Avon Products, Inc. (the “Company”) has awarded Elizabeth Smith (the “Grantee”) on the date hereof (the “Grant Date”) one hundred thousand (100,000) Restricted Stock Units (the “RSUs”), representing the right to receive in the future shares of Stock (the “Shares”). These RSUs are subject to the terms and conditions set forth below, as well as those terms and conditions set forth in the Plan, all of which are hereby incorporated by this reference. All capitalized terms used in this Restricted Stock Unit Award Agreement (this “Agreement”) shall have the meaning set forth in the Plan.

     2. Nature of RSUs; Issuance of Shares. These RSUs represent a right to receive Shares on the Vesting Dates (as defined below) but do not represent a current interest in the Shares. If all the terms and conditions hereof and of the Plan are met, then the Grantee shall be issued certificates for the respective number of Shares on the Vesting Dates. In lieu of issuance of Shares, the Company reserves the right to instead make a cash payment to the Grantee equal to the Fair Market Value of the Shares determined as of the Vesting Dates.

     3. Restrictions on Transfer of RSUs. These RSUs may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered.

     4. Vesting of RSUs; Voting; Dividends. (a) Subject to Section 5, vesting of the RSUs shall occur on the following dates (each such date being a “Vesting Date”):

(a)    33,333 RSUs will vest on the first anniversary of the Grant Date;
(b)    33,333 RSUs will vest on the second anniversary of the Grant Date; and
(c)    33,334 RSUs will vest on the third anniversary of the Grant Date.

For each Vesting Date, vesting is contingent upon the Grantee being employed on such Vesting Date by the Company or its Subsidiaries.

     (b) The Grantee does not have the right to vote any of the Shares or to receive dividends on them prior to the date such Shares are to be issued to the Grantee pursuant to the terms hereof. However, unless otherwise determined by the Committee, the Grantee shall be entitled to “Dividend Equivalent Rights” so that the Grantee will receive cash payments in respect of the Shares in amounts that would otherwise be payable as dividends with respect to such number of shares of the Stock, when and as dividends are paid.

     5. Termination of Employment. If the Grantee’s employment is terminated other than for Cause, as defined in the Grantee’s offer letter with the Company, dated as of November 1, 2004 (“Cause”), or other than voluntarily by the Grantee, all 100,000 RSUs shall become vested and the number of such vested Shares shall forthwith be issued upon such termination.

     In the event of termination of employment by reason of death, the number of Shares to be distributable to the Grantee’s estate or designated beneficiary forthwith upon such termination, shall be determined by multiplying the full number of Shares by a fraction, which shall be the number of complete months of employment from the Grant Date to the date of death, divided by thirty-six (36), minus the number of Shares that have already vested pursuant to this Agreement.

     In the event of termination by the Company for Cause, or the Grantee’s voluntary termination of employment, all portions of the RSUs not otherwise vested as of the date of termination shall be forfeited.

     An unpaid/long-term leave of absence of the Grantee shall not constitute a termination of employment of the Grantee. During an unpaid/long-term leave of absence, the RSUs shall continue to vest as set forth in Section 4(a) of this Agreement.

     For purposes of this Agreement, the Grantee’s employment by a Subsidiary shall be considered terminated on the date on which the Company sells or otherwise divests its equity interest in such Subsidiary.

     6. Non-Competition/Non-Solicitation/Non-Disclosure. The Grantee agrees that, at any time prior to the vesting of any of the RSUs granted hereunder, and for a period of one year after the later of the vesting of any such RSUs or the termination of the Grantee’s employment with the Company for any reason whatsoever (including

Retirement or Disability), he or she shall not, without the prior written consent of the Company, engage in any of the following activities:

     (a) The Grantee shall not directly or indirectly engage or otherwise participate in any business which is competitive with any significant business of the Company or any Subsidiary, including without limitation, the Grantee’s acceptance of employment with, entrance into a consulting or advisory arrangement with, rendering services to or otherwise facilitating the business of Amway Corporation/Alticor Inc., Gryphon Development/Limited Brands, Inc., L’Oréal Group/Cosmair, Inc., Mary Kay Inc., Reckitt Benckiser PLC, Revlon, Inc., Sara Lee Corporation, The Estée Lauder Companies Inc., The Procter & Gamble Company, Tupperware Corporation, the Unilever Group (N.V. and PLC), or any of their affiliates;

     (b) The Grantee shall not solicit or aid in the solicitation of any employees of the Company or any Subsidiary to leave their employment; or

     (c) The Grantee shall not, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any secret or confidential information, knowledge or data, including without limitation any trade secrets, relating to the Company or a Subsidiary, and their respective businesses, obtained by the Grantee during his or her employment by the Company or a Subsidiary and which is not otherwise publicly known (other than by reason of an unauthorized act by the Grantee), to anyone other than the Company and those designated by it.

     In the event the Company determines that the Grantee has breached any term of this Section 6 or any non-disclosure, non-compete or non-solicitation covenant set forth in his or her severance agreement, employment contract or any Company policy, in addition to any other remedies the Company may have available to it, unless otherwise determined by the Chief Executive Officer of the Company, (i) all unvested RSUs granted hereunder shall be forfeited, (ii) if shares of Stock have been issued to the Grantee in respect of vested RSUs hereunder, the Grantee shall forfeit all such shares of Stock so issued to the Grantee hereunder and (iii) if cash has been paid to the Grantee in lieu of shares of Stock in respect of vested RSUs hereunder, the Grantee shall pay to the Company all such cash so paid in lieu of shares of Stock to the Grantee hereunder; provided, however, that if the Grantee no longer holds shares of Stock issued to the Grantee hereunder, the Grantee shall pay to the Company in cash the Fair Market Value of any such shares of Stock on the date such shares of Stock were issued to the Grantee hereunder.

     7. No Right to Employment, etc. (a) The execution and delivery of this Agreement and the granting of the RSUs hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ the Grantee for any specific period.

     (b) The award of the RSUs hereunder does not entitle the Grantee to any benefit other than that specifically granted under this Agreement, nor to any future grants or other benefits under the Plan or any similar plan. Any benefits granted under this Agreement and the Plan are not part of the Grantee’s ordinary compensation, and shall not be considered as part of such compensation in the event of severance, redundancy or resignation. The Grantee understands and accepts that the benefits granted under this Agreement and the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan, and/or the Grantee’s participation therein, at any time, at the Company’s sole discretion and without notice.

     8. Change of Capitalization. If, prior to the time the restrictions imposed by Section 4 on the RSUs awarded hereunder lapse, the Company shall be reorganized, or consolidated or merged with another corporation, the appropriate amount of any stock, securities or other property exchangeable for shares of Stock pursuant to such reorganization, consolidation or merger shall be appropriately substituted for the Shares hereunder.

     9. Application of Laws. The granting of these RSUs and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations.

     10. Taxes. By accepting this grant, the Grantee hereby irrevocably elects to satisfy any taxes required to be withheld by the Company on the date of delivery of any Shares hereunder by authorizing the Company to withhold a sufficient number of Shares to satisfy such tax obligation (or cash in lieu thereof if the RSUs are to be settled in cash); provided, however, that if the Grantee elects pursuant to the Company’s Deferred Compensation Plan to defer the delivery of any portion of any Shares payable hereunder, the Grantee hereby irrevocably elects to satisfy all applicable FICA and FUTA taxes due upon the applicable Vesting Dates with respect to such Shares for which delivery is being deferred by delivering cash to the Company in an amount sufficient to satisfy all such FICA and FUTA taxes.

      IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Grant Date.

Date: July 26, 2006

AVON PRODUCTS, INC.	GRANTEE

/s/ Andrea Jung	/s/ Elizabeth Smith

Andrea Jung	Name: Elizabeth Smith
Chief Executive Officer	Executive Vice President,
President, North America and
Global Marketing